Exhibit 99.2

AMERICREDIT REPORTS THIRD QUARTER OPERATING RESULTS

•	3rd quarter earnings of $14.5 million, $0.09 per share
•	Earnings include restructuring charges of $53.1 million pretax
•	On track with revised operating plan

FORT WORTH, TEXAS April 23, 2003 – AMERICREDIT CORP. (NYSE: ACF) today announced net income of $14.5 million, or $0.09 per share, for its third fiscal quarter ended March 31, 2003, versus earnings of $91.6 million, or $1.02 per share, for the same period a year earlier. For the nine months ended March 31, 2003, AmeriCredit reported net income of $40.1 million, or $0.30 per share, versus earnings of $251.0 million, or $2.81 per share, for the nine months ended March 31, 2002.

Net income for the March 2003 quarter was reduced by $53.1 million for pretax restructuring charges including $32.3 million for the workforce reduction and branch consolidation previously announced in February, and $20.8 million for the termination of the Company’s Customer Relationship Management (CRM) project. The investment in the CRM project was designed to provide scalability and marketing benefits in a high growth environment, which under AmeriCredit’s revised operating plan are no longer necessary.

Automobile loan purchases were $1.32 billion for the third quarter of fiscal 2003, and the Company remains on track to originate approximately $750 million of loans per quarter beginning in the June 2003 quarter. AmeriCredit’s managed auto receivables totaled $15.8 billion at March 31, 2003.

“We’ve operated the business for two months under our revised operating plan, and it’s definitely working,” said AmeriCredit Chairman and Chief Executive Officer Clifton Morris. “We designed the plan to generate positive cash flow by the June 2003 quarter and build liquidity thereafter, and we remain on target to meet those expectations.”

Credit Quality

Annualized net charge-offs were 7.6% of average managed auto receivables for the third quarter of fiscal 2003, compared to net charge-offs of 5.8% for the December 2002 quarter. Vehicles pending sale at auction remained stable at 1.4% of the portfolio at March 31, 2003. Managed auto receivables more than 60 days delinquent were 2.7% of total managed auto receivables at March 31, 2003, compared to 4.1% at December 31, 2002 and 3.1% at March 31, 2002.

Funding Update

During the quarter, AmeriCredit completed a $1 billion whole loan purchase facility as a supplement to the Company’s securitization program. In addition, the Company completed its 38th asset-backed securitization with the $1 billion 2003-A-M transaction on April 16, 2003.

“In the past three months, we have completed approximately $2 billion in permanent financing and today have $4 billion in committed credit facilities to fund new loan originations. These accomplishments significantly support our goal of preserving and building our liquidity position,” said President Daniel Berce.

Trust Information

Concurrent with this release, the Company posted its March securitization certificates on www.americredit.com. The Company exceeded the cumulative net loss ratio on three of its 15 FSA-insured securitizations for the first time in the month of March. This has resulted in the postponement of excess cash flow to the Company from all FSA-insured securitizations beginning with distributions payable the first week of April 2003. The postponement of these cash distributions may continue through mid-2004. AmeriCredit continues to receive servicing fees from all of its U.S. securitizations, including those insured by FSA.

Regulation FD

AmeriCredit provides information to investors on its Web site at www.americredit.com including press releases, conference calls, SEC filings and other financial data.

Pursuant to Regulation FD, the Company provides its expectations regarding future business trends to the public via a press release or 8-K filing. The Company anticipates some risks and uncertainties with its guidance as it continues to execute its revised operating plan.

Following is the Company’s forecast for net income and earnings per share, which is unchanged from the forecast provided in the press release dated February 12, 2003.

Net income and EPS forecast

($ millions except per share)	12 mos. ending 6/30/03	12 mos. ending 12/31/03
Net income forecast	$60 – 70	$100 – 125
Earnings per share	$0.43 – $0.50	$0.63 – $0.79

AmeriCredit will host a conference call for analysts and investors at 8:30 A.M. Eastern Time on Thursday, April 24, 2003. For a live Internet broadcast of this conference call, please go to the Company’s Web site to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

AmeriCredit Corp. is one of the largest independent middle-market auto finance companies in North America. Using its branch network and strategic alliances with auto groups and banks, the company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers and over $15 billion in managed auto receivables. The company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the period ended June 30, 2002. Such risks include – but are not limited to – deteriorating economic environment, adverse portfolio performance, reliance on capital markets, fluctuating interest rates, increased competition, regulatory changes and tightening labor markets. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

AmeriCredit Corp.

Consolidated Income Statements

(Unaudited, Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Revenue:
Finance charge income	$185,857	$82,188	$410,429	$259,012
Gain on sale of receivables	—	124,112	132,084	325,732
Servicing fee income	96,646	97,362	228,507	277,168
Other income	5,230	3,067	15,863	9,317

	287,733	306,729	786,883	871,229

Costs and expenses:
Operating expenses	82,347	107,885	300,516	315,651
Provision for loan losses	77,109	16,739	229,785	48,248
Interest expense	51,550	33,123	131,453	99,270
Restructuring charges	53,071	—	59,970	—

	264,077	157,747	721,724	463,169

Income before income taxes	23,656	148,982	65,159	408,060
Income tax provision	9,107	57,358	25,086	157,103

Net income	$14,549	$91,624	$40,073	$250,957

Earnings per share:
Basic	$0.09	$1.08	$0.31	$2.97

Diluted	$0.09	$1.02	$0.30	$2.81

Weighted average shares	155,492,651	84,988,165	131,268,991	84,470,535

Weighted average shares and assumed incremental shares	155,494,768	89,509,209	131,677,520	89,334,924

Consolidated Balance Sheets

(Unaudited, Dollars in Thousands)

	March 31, 2003	December 31, 2002	June 30, 2002
Cash and cash equivalents	$238,133	$179,783	$92,349
Finance receivables, net	4,742,859	3,779,648	2,198,391
Interest-only receivables from Trusts	375,590	356,805	514,497
Investments in Trust receivables	769,492	791,343	691,065
Restricted cash—gain on sale Trusts	334,124	356,138	343,570
Restricted cash—securitization notes payable	54,688	57,883	—
Restricted cash—warehouse credit facilities	538,561	303,420	56,479
Property and equipment, net	130,147	121,320	120,505
Other assets	337,725	343,681	208,075

Total assets	$7,521,319	$6,290,021	$4,224,931

Warehouse credit facilities	$2,263,547	$1,750,000	$1,751,974
Whole loan purchase facility	875,000	—	—
Securitization notes payable	1,675,106	1,792,399	—
Senior notes	379,050	379,668	418,074
Other notes payable	65,914	69,683	66,811
Funding payable	23,082	122,278	126,893
Accrued taxes and expenses	193,534	163,210	194,260
Derivative financial instruments	82,962	88,020	85,922
Deferred income taxes	50,567	34,123	148,681

Total liabilities	5,608,762	4,399,381	2,792,615
Shareholders’ equity	1,912,557	1,890,640	1,432,316

Total liabilities and shareholders’ equity	$7,521,319	$6,290,021	$4,224,931

Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Cash flows from operating activities:
Net income	$14,549	$91,624	$40,073	$250,957
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	13,888	11,406	36,353	27,875
Provision for loan losses	77,109	16,739	229,785	48,248
Deferred income taxes	18,053	11,268	(61,008)	26,446
Accretion of present value discount	(26,416)	(51,300)	(89,271)	(121,535)
Impairment of credit enhancement assets	4,904	24,949	96,738	38,918
Non-cash gain on sale of receivables	—	(118,215)	(124,831)	(307,752)
Non-cash restructuring charges	36,678	—	38,546	—
Other	(380)	—	3,860	—
Distributions from Trusts	33,484	54,963	144,602	182,826
Initial deposits to credit enhancement assets	—	(48,000)	(58,101)	(303,500)
Change in assets and liabilities:
Other assets	19,935	(9,344)	3,386	(38,809)
Accrued taxes and expenses	22,878	66,190	(7,614)	109,415
Purchases, principal collections and sales of receivables held for sale	—	(23,736)	1,922,076	(399,292)

Net cash provided (used) by operating activities	214,682	26,544	2,174,594	(486,203)

Cash flows from investing activities:
Purchases and principal collections of receivables	(1,126,413)	—	(4,787,191)	—
Purchases of property and equipment	(36,565)	9,923	(38,898)	(14,916)
Net change in restricted cash and other	(238,648)	57,843	(668,273)	(26,658)

Net cash (used) provided by investing activities	(1,401,626)	67,766	(5,494,362)	(41,574)

Cash flows from financing activities:
Net change in warehouse credit facilities	513,351	(40,327)	511,886	388,328
Issuance of whole loan purchase facility	875,000	—	875,000	—
Net change in securitization notes	(126,588)	—	1,665,871	—
Net change in senior notes and other	(15,364)	(36,820)	(67,204)	153,774
Proceeds from issuance of common stock	(1,569)	4,112	479,748	15,357

Net cash provided (used) by financing activities	1,244,830	(73,035)	3,465,301	557,459

Net increase in cash and cash equivalents	57,886	21,275	145,533	29,682
Effect of Canadian exchange rate changes on cash and cash equivalents	464	166	251	190
Cash and cash equivalents at beginning of period	179,783	53,447	92,349	45,016

Cash and cash equivalents at end of period	$238,133	$74,888	$238,133	$74,888

Other Financial Data

(Unaudited, Dollars in Thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Loan originations	$1,317,646	$2,432,361	$5,623,733	$6,503,273
Loans securitized	—	2,400,000	4,540,193	6,049,997

Average on-book receivables	$4,651,309	$1,697,140	$3,237,909	$1,771,980
Average gain on sale receivables	11,551,091	11,293,534	12,614,872	10,098,419

Average managed receivables	$16,202,400	$12,990,674	$15,852,781	$11,870,399

	March 31, 2003
	On-Book	Gain On Sale	Total Managed
Auto loan portfolio:
Principal	$5,028,731	$10,820,142	$15,848,873
Allowance for losses	(285,872)	(1,094,660)	(1,380,532)

	$4,742,859	$9,725,482	$14,468,341

Allowance for losses (%)	5.7%	10.1%	8.7%

	March 31, 2003	December 31, 2003	March 31, 2002
(% of ending portfolio balance)
Loan delinquency:
31-60 days	7.3%	9.2%	6.7%
> 60 days	2.7	4.1	3.1

	10.0	13.3	9.8
Repossessions	1.4	1.4	1.1

	11.4%	14.7%	10.9%

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Net charge-offs:
On-book	$32,696	$16,579	$64,997	$38,387
Gain on sale	269,468	138,356	679,050	350,673

	$302,164	$154,935	$744,047	$389,060

Net charge-offs as a percent of average managed receivables	7.6%	4.8%	6.3%	4.4%

The Company evaluates the profitability of its lending activities based partly upon the net margin related to its managed auto loan portfolio, including on-book and gain on sale receivables. The Company uses this information to analyze trends in the components of the profitability of its managed auto portfolio. Net margin on a managed basis facilitates comparisons of results between the Company and other finance companies (i) that do not securitize their receivables or (ii) due to the structure of their securitization transactions, are not required to account for the securitization of their receivables as a sale. The Company routinely securitizes its receivables and prior to October 1, 2002, recorded a gain on the sale of such receivables. The net margin on a managed basis presented below assumes that all securitized receivables have not been sold and are still on the Company’s consolidated balance sheet. Accordingly, no gain on sale or servicing fee income would have been recognized. Instead, finance charges would be recognized over the life of the securitized receivables as earned, and interest and other costs related to the asset-backed securities would be recognized as incurred.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Finance charge and other income	$688,382	$589,677	$2,079,626	$1,655,182
Funding costs	(189,069)	(192,634)	(586,070)	(560,435)

Net margin	$499,313	$397,043	$1,493,556	$1,094,747

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Finance charge and other income	17.2%	18.4%	17.5%	18.6%
Funding costs	(4.7)	(6.0)	(4.9)	(6.3)

Net margin as a percent of average managed receivables	12.5%	12.4%	12.6%	12.3%

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Operating expenses	$82,347	$107,885	$300,516	$315,651
Operating expenses as a percent of average managed receivables	2.1%	3.4%	2.5%	3.5%
Tax rate	38.5%	38.5%	38.5%	38.5%

The following is a reconciliation of finance charge and other income as reflected on the Company’s consolidated income statements to the Company’s managed basis finance charge and other income:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Finance charge and other income per consolidated income statements	$191,087	$85,255	$426,292	$268,329
Adjustments to reflect income earned on receivables in gain-on-sale Trusts	497,295	504,422	1,653,334	1,386,853

Managed basis finance charge and other income	$688,382	$589,677	$2,079,626	$1,655,182

The following is a reconciliation of funding costs as reflected on the Company’s consolidated income statements to the Company’s managed basis funding costs:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Interest expense per consolidated income statements	$51,550	$33,123	$131,453	$99,270
Adjustments to reflect expenses incurred by gain-on-sale Trusts	137,519	159,511	454,617	461,165

Managed basis funding costs	$189,069	$192,634	$586,070	$560,435

Contact:

Investor Relations		Media Relations
Kim Pulliam (817) 302-7009	Jason Landkamer (817) 302-7811	John Hoffman (817) 302-7627